Exhibit 10.18

THIS NOTE HAS NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE. THIS NOTE HAS BEEN SOLD IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS. NOTWITHSTANDING THE FOREGOING, THIS NOTE MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THIS NOTE.
FERMI INC.
Promissory Note

Committed Principal Amount $156,250,000
Issuance Date: March 30, 2026
Number: FRMI-1

FOR VALUE RECEIVED, FERMI INC., an entity organized under the laws of the State of Texas (the "Company"), hereby promises to pay to the order of YA II PN, LTD., or its registered assigns (the “Holder”), (i) the aggregate principal amount of the Advances (as defined in Section (17) below) made by the Holder to the Company (the principal amount funded hereunder) (or such lesser amount as reduced pursuant to the terms hereof whether by repayment, prepayment or otherwise, in aggregate, the “Principal”), (ii) interest (“Interest”) on any outstanding Principal at the applicable Interest Rate (as defined below) from the date of an Advance (each such date, an “Advance Date”) until the same becomes due and payable, whether upon the Maturity Date or acceleration, repayment, prepayment or otherwise (in each case in accordance with the terms hereof) and at the Default Rate (as defined below) as and when due, (iii) the Exit Fee (as defined in Section (17)) and the Undrawn Commitment Fee (as defined below), in each case when due, and (iv) the Funding Premium and such other premiums and other amounts arising under this promissory note (as amended, amended and restated, supplemented, or otherwise modified from time to time pursuant to the terms hereof, this “Note”) as set forth herein. The aggregate original Principal amount of the Advances funded hereunder shall not, at any time, exceed the committed principal amount set forth above (as such amount is reduced or subsequently increased as set forth in this Note, the “Committed Principal Amount”). The Committed Principal Amount shall automatically be reduced on the 30 Day Anniversary Date and on each successive thirty (30) calendar day anniversary thereof by an amount for each such anniversary of $26,041,667. With the prior written consent of the Holder in its sole discretion, the Committed Principal Amount may be increased following written request thereof from the Company. There shall be no more than five (5) Advances made under this Note and, if all conditions precedent to each such Advance are satisfied as provided in this Note, each such Advance shall be made on or prior to the last day of the Availability Period. Once an Advance is funded hereunder, the corresponding portion of the Committed Principal Amount shall not be available to the Company irrespective of any repayment, prepayment or otherwise hereunder, and the Committed Principal Amount shall be reduced by the principal amount funded as an Advance. The unused portion of the Committed Principal Amount, if any, shall terminate at 11:59 p.m., local time New York City, on the last day of the Availability Period. This commitment hereunder is not a revolving commitment. This Note is issued on the issuance date set forth above (the “Issuance Date”). Capitalized terms used herein are defined in Section (17). The Company and the Holder are referred to herein at times, collectively, as the “Parties,” and each, a “Party.”
(1)GENERAL TERMS
(a)Advance Request. The Company shall have the right to submit to Holder up to five (5) Advance Requests (as defined below). Each such Advance Request shall be delivered to the Holder at least ten (10) Business Days prior to the requested Advance Date identified therein, which such Advance Date shall be on or prior to the last day of the Availability Period. No subsequent Advance Request shall be delivered prior to the Advance Date of any prior Advance Request. As used herein, “Advance Request” shall mean a written request by an authorized officer of the Company to the Holder that (1) identifies (A) the Principal amount of the requested Advance (which shall be funded net of Funding Premium due to the Holder), which with respect to the first Advance Request shall not be more than $52,083,333, (B) the proposed Advance Date, which shall be a Business Day, and (C) the deposit account (together with all necessary wire information and contact information to confirm such wire information) into which the net proceeds of the requested Advance shall be funded, and (2) certifies (A) on the date of such Advance Request that all representations and warranties of the Company under the Note and any other Transaction Document shall be true and correct in all material respects as of date of such Advance Request (other than representations and warranties qualified by materiality or Material Adverse Effect, which shall be true and correct in all respects) (except for representations and warranties that speak as of a specific date, which shall be true and correct as of such specific date) and that all representations and warranties of the Company under the Note and any other Transaction Document shall be true and correct in all material respects as of the applicable Advance Date (other than representations and warranties qualified by materiality or Material Adverse Effect, which shall be true and correct in all respects) (except for representations and warranties that speak as of a specific date, which shall be true and correct as of such specific date); (B) on the date of such Advance Request and on the applicable Advance Date, no Event of Default shall have occurred and be continuing immediately prior to or immediately following the funding of the Advance; and there are no facts or circumstances that with the giving of time or notice, if such facts or circumstances continue uncured, would give rise to an Event of Default, (C) on the applicable Advance Date, the conditions to funding such Advance as set forth in Section (3) herein have been satisfied by the Company as of such date and (D) on the date of such Advance Request, the aggregate principal amount of all Existing Indebtedness and all Additional Indebtedness outstanding.
(b)Maturity Date. On the Maturity Date, the Company shall pay to the Holder an amount in cash representing all outstanding Principal, accrued and unpaid Interest, the Exit Fee, the Undrawn Commitment Fee and any other amounts outstanding pursuant to the

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terms of this Note. The "Maturity Date" shall be September 30, 2027, as may be extended at the option of the Holder in writing. Other than as specifically permitted by this Note, the Company may not repay or prepay any portion of the outstanding Principal and accrued and unpaid Interest.
(c)Interest Rate and Payment of Interest. Interest shall accrue on the outstanding Principal balance hereof at an annual rate equal to 0.0% (“Interest Rate”), which Interest Rate shall increase to an annual rate of 18% (the “Default Rate”) upon the occurrence of an Event of Default (for so long as such event remains uncured or has not been waived in writing in accordance with the terms of this Note). Interest shall be calculated based on a 365-day year and the actual number of days elapsed, to the extent permitted by applicable law.
(d)Monthly Amortization Payments. The Company shall make monthly payments (“Monthly Amortization Payments”) which shall be due monthly beginning on the Amortization Period Commencement Date (as defined below) and paid no later than the applicable Amortization Payment Date (as defined below), subject to, and in accordance with, the provisions of this Section 1(d) herein. The amount of each Monthly Amortization Payment shall be an amount equal to the Amortization Principal Amount as of the applicable Amortization Set Date. Beginning on the Amortization Set Date in respect of each Monthly Amortization Payment and concluding at 11:59 pm local time in New York City on the Amortization Payment Date at least $10 million of the applicable Monthly Amortization Payment shall be paid in Common Shares pursuant to Section (1)(d)(i) hereof, subject to the Maximum Share Cap and the Beneficial Ownership Cap (an “Amortization Share Payment”). It is understood, for the avoidance of doubt, that the Company may elect an Amortization Share Payment of more than $10 million of the applicable Monthly Amortization Payment to be paid in Common Shares pursuant to Section (1)(d)(i) hereof, with the remainder, if any, to be paid as an Amortization Cash Payment pursuant to Section (1)(d)(ii) hereof. On the Amortization Payment Date in respect of each Monthly Amortization Payment, the applicable Monthly Amortization Payment that remains outstanding as of such date shall be paid in cash pursuant to Section (1)(d)(ii) hereof (an “Amortization Cash Payment”).
(i)Amortization Share Payment.     In respect of any portion of a Monthly Amortization Payment paid in Common Shares pursuant to an Amortization Share Payment, such Common Shares shall be valued at 100% of the lowest daily VWAP of the Common Shares reported in the three (3) Trading Days immediately preceding the date of delivery by the Holder to the Company of an executed notice in the form attached hereto as Exhibit I (the “Amortization Share Notice”), unless such price is lower than 91% of the closing price of the Common Shares on the Trading Day immediately preceding the date of the applicable Amortization Share Notice (such amount the “Share Price Cap Amount”), in which case, such Common Shares shall be valued at the Share Price Cap Amount, provided that, (A) the Holder shall be entitled to deliver up to three Amortization Share Notices per Monthly Amortization Payment during the period beginning on the Amortization Set Date and ending on the Amortization Payment Date, (B) the aggregate number of Common Shares that may be issued to the Holder in connection with any single Monthly Amortization Payment shall not exceed eight million (8,000,000) Common Shares, and (C) the cumulative aggregate total number of Common Shares that may be issued to the Holder in connection with all Monthly Amortization Payments shall not exceed the Maximum Share Cap. Notwithstanding anything to the contrary herein, the Holder shall not have the right to receive any Common Shares hereunder to the extent that after giving effect to such issuance of Common Shares, the Holder, together with any affiliate thereof, would beneficially own (as determined in accordance with Section 13(d) of the Exchange Act and the rules promulgated thereunder) in excess of 4.99% of the number of Common Shares outstanding immediately after giving effect to such issuance (the “Beneficial Ownership Cap”). If the Holder has delivered a Amortization Share Notice that, without regard to any other shares that the Holder or its affiliates may beneficially own, would

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result in the issuance in excess of the Beneficial Ownership Cap, the Company shall notify the Holder of this fact and shall honor the issuance for the maximum amount permitted without exceeding the Beneficial Ownership Cap, and, any Principal amount that would result in an issuance in excess of the permitted amount hereunder shall remain outstanding under this Note. The provisions of this Section may be waived by the Holder upon not less than 65 days prior notice to the Company. Any portion of a Monthly Amortization Payment in respect of an Amortization Share Payment that is not paid in Common Shares by the applicable Amortization Payment Date shall be due and payable on or before the Maturity Date.
(ii)Amortization Cash Payment. In respect of the Monthly Amortization Payment that remains outstanding as of the Amortization Payment Date, the Company shall pay the remaining outstanding Monthly Amortization Payment in cash on or before the applicable Amortization Payment Date, and if either the effective date of the ELOC has not occurred or the proceeds of the ELOC are not used for the total amount of such cash payment, then the portion of such Monthly Amortization Payment not paid with the proceeds of the ELOC shall be paid at 102% of Amortization Principal Amount. If the ELOC is used to pay any portion of the Monthly Amortization Payment, then such portion of the Monthly Amortization Payment shall be paid at 100% of the Amortization Principal Amount.
(e)Optional Prepayment. The Company at its option shall have the right, but not the obligation, to prepay a portion or all amounts outstanding under this Note in cash upon three (3) Business Days prior written notice to the Holder identifying the date and the Principal amount to be prepaid. Any Principal prepaid under this Section (1)(e) shall be accompanied by (i) all accrued and unpaid interest thereon as of the date of such prepayment, (ii) any premium pursuant to Section (1) herein, and (iii) the Exit Fee.
(f)Fees and Premiums.
(i)Exit Fee Monthly Payment / Mandatory Repayments / Optional Prepayments. The Company shall pay the Holder an Exit Fee in cash (A) on the first Business Day of each Calendar Month, (B) concurrently with Monthly Amortization Payment made under Section (1)(d) above (and any other mandatory repayment event hereunder, including under Section (4)(c)(v)(Indebtedness)) and (C) in connection with each optional prepayment made under Section (1)(e) above. Such cash Exit Fee (x) made under sub-clause (A) herein, shall be due and payable on the first Business Day of each Calendar Month, (y) made under sub-clause (B) in connection with any Monthly Amortization Payment shall be due and payable on each applicable Amortization Set Date (and if incurred in connection with any other mandatory repayment obligation, then shall be due and payable on the date such mandatory repayment is required), and (z) made under sub-clause (C) with respect to any optional prepayment under Section (1)(e) above, shall be due on the date the Company delivers the written notice required under Section (1)(e) above and payable concurrently with the optional prepayment made under Section (1)(e).

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(ii)Undrawn Commitment Fee. The Company shall pay the Holder an undrawn commitment fee (such fee the “Undrawn Commitment Fee”) in an amount equal one percent (1%) of the undrawn Committed Principal Amount as of the earlier of (i) the funding of the first Advance hereunder and (ii) the 30 Day Anniversary Date (before any reduction of the Committed Principal Amount on such date). The Undrawn Commitment Fee is due on the Issuance Date and payable on the earlier of (i) the funding of the first Advance hereunder and (ii) 30 Day Anniversary Date.
(iii)Funding Premium. With each Advance, the Funding Premium with respect to such Advance is due and payable by the Company to the Holder and due and payable on the applicable Advance Date. The Company directs the Holder to net fund each Advance by an amount equal to the Funding Premium with respect to such Advance.
(iv)General. All fees and premiums set forth in this Section (1)(f) and elsewhere in this Note are fully earned and non-refundable under any circumstances. The Company shall have no right to exercise any right of set-off or otherwise to recoup any such fees or premiums.
(g)Payment Dates. Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day.
(h)General Repayments or Prepayments. Other than as specifically set forth in this Note, the Company shall not have the ability to make any early repayments without the consent of or at the request of the Holder.
(2)EVENTS OF DEFAULT.
(a)An “Event of Default”, wherever used herein, means any one of the following events (whatever the reason and whether it shall be voluntary or involuntary or effected by operation of law or pursuant to any judgment, decree or order of any court, or any order, rule or regulation of any administrative or governmental body) shall have occurred:
(i)The Company's failure to pay to the Holder any amount of Principal, Interest, Exit Fee, Undrawn Commitment Fee or other amounts when and as due under this Note or any other Transaction Document within five (5) Trading Days after such payment is due;
(ii) (A) The Company shall commence, or there shall be commenced against the Company any proceeding under any applicable bankruptcy or insolvency laws as now or hereafter in effect or any successor thereto, or the Company commences any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction, whether now or hereafter in effect relating to the Company, in any such bankruptcy, insolvency or other proceeding which remains undismissed for a period of sixty one (61) days; (B) the Company is adjudicated insolvent or bankrupt; or any order of relief or other order approving any such case or proceeding is entered; (C) the Company suffers any appointment of any custodian, private or court appointed receiver or the like for it or all or substantially all of its property which continues undischarged or unstayed for a period of sixty one (61) days; (D) the Company makes a general assignment of all or substantially all of its assets for the benefit of creditors; (E) the Company shall fail to pay, or shall state that it is unable to pay, or shall be unable to pay, its debts generally as they become due; (F) the Company shall call a meeting of its creditors for the purposes of arranging a composition, adjustment or restructuring of its debts; (G) the Company shall by any act or failure to act expressly indicate its consent to, approval of or acquiescence in any of the foregoing; or

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(H) any corporate or other action is taken by the Company for the purpose of effecting any of the foregoing;
(iii)The Company shall default, in any of its obligations under any note, debenture, mortgage, credit agreement or other facility, indenture agreement, factoring agreement or other instrument under which there may be issued, or by which there may be secured or evidenced any indebtedness for borrowed money or money due under any long term leasing or factoring arrangement of the Company in an amount exceeding $5,000,000, whether such indebtedness now exists or shall hereafter be created, and such default is not cured within the time prescribed by the documents governing such indebtedness or if no time is prescribed, within ten (10) Trading Days, and as a result, such indebtedness becomes or is declared due and payable prior to its stated maturity;
(iv)A final judgment or judgments for the payment of money in excess of $5,000,000 in the aggregate are rendered against the Company which judgments are not, within thirty (30) days after the entry thereof, bonded, discharged, settled or stayed pending appeal, or are not discharged within thirty (30) days after the expiration of such stay; provided, however, any judgment which is covered by insurance or an indemnity from a creditworthy party shall not be included in calculating the $5,000,000 amount set forth above so long as the Company provides the Holder a written statement from such insurer or indemnity provider (which written statement shall be reasonably satisfactory to the Holder) to the effect that such judgment is covered by insurance or an indemnity and the Company will receive the proceeds of such insurance or indemnity within thirty (30) days of the issuance of such judgment;
(v)The Common Shares shall cease to be quoted or listed for trading, as applicable, on any Principal Market for a period of ten (10) consecutive Trading Days;
(vi)(A) Trading in the Common Shares shall not have been suspended by the Commission, the Principal Market or FINRA, (B) the Company shall not have received any notice that the listing or quotation of the Common Shares on the Principal Market shall be terminated, nor shall there have been imposed any suspension of, or restriction on, accepting additional deposits of the Common Shares, electronic trading or book-entry services by DTC with respect to the Common Shares that is continuing, and (C) the Company shall not have received any notice from DTC to the effect that a suspension of, or restriction on, accepting additional deposits of the Common Shares, electronic trading or book-entry services by DTC with respect to the Common Shares is being imposed or is contemplated;
(vii)The Company shall be a party to any Change of Control Transaction unless in connection with such Change of Control Transaction this Note is retired;
(viii)A Fundamental Transaction occurs;
(ix)The Company's failure to deliver the required number of Common Shares to the Holder within two (2) Trading Days after the applicable Share Delivery Date;
(x)The Company’s failure to timely file with the Commission any Periodic Report on or before the due date of such filing as established by the Commission, it being understood, for the avoidance of doubt, that due date includes any permitted filing deadline extension under Rule 12b-25 under the Exchange Act;
(xi)Any representation or warranty made or deemed to be made by or on behalf of the Company in or in connection with any Transaction Document, or

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any waiver hereunder or thereunder, shall prove to have been incorrect in any material respect (or, in the case of any such representation or warranty already qualified by materiality, such representation or warranty shall prove to have been incorrect) when made or deemed made;

(xii)The Company shall fail to perform any of (A) the negative covenants set forth in Section (4)(c) herein, (B) the affirmative covenants set forth in Sections (4)(b)(i)(Rank), (4)(b)(ii)(The Registration Statement), (4)(b)(iii)(Initial Disclosure), (4)(b)(iv) (Other Confidential Information), (4)(b)(viii) (Share Delivery) or (4)(b)(x)(ELOC Effectiveness) herein, (C) the affirmative covenant set forth in Section (4)(b)(ix) (Legal Opinions), which is not cured or remedied within five (5) Business Days, (D) except as otherwise provided in this sub-clauses (xii)(B) or (xii)(C), any other affirmative covenant set forth in Section (4)(b) which is not cured or remedied within thirty (30) calendar days;
(xiii)(A) Any provision of any Transaction Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder, ceases to be in full force and effect; (B) the Company or any other Person contests in writing the validity or enforceability of any provision of any Transaction Document; or (C) the Company or any other Person denies in writing that it has any further liability or obligation under any Transaction Document to which it is a party, or purports in writing to revoke, terminate (other than in accordance with the relevant termination provisions) or rescind any Transaction Document to which it is a party;
(xiv)The Company uses the proceeds of the issuance of this Note, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulations T, U and X of the Federal Reserve Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof), or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose; or
(xv)Any Event of Default (as defined in the Other Notes or in any Transaction Document other than this Note) occurs with respect to any Other Notes, or any material default or event of default occurs under any other agreement (other than any agreement with respect to borrowed money or money due under any long term leasing or factoring arrangements of the Company) between or among the Company and the Holder; or

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(xvi)The Company shall fail to observe or perform any material covenant, agreement or warranty contained in, or otherwise commit any material breach or default of any provision of this Note (except as may be otherwise covered by this Section (2) ) or any other Transaction Document, which is not cured or remedied within the time prescribed or if no time is prescribed within thirty (30) calendar days.
(b)During the time that any portion of this Note is outstanding, if any Event of Default has occurred (other than an event with respect to the Company described in Section (2)(a)(ii)), the full unpaid Principal amount of this Note, together with the Exit Fee in respect of such Principal amount and all interest and other amounts owing in respect of this Note to the date of acceleration, shall become, at the Holder's election given by notice pursuant to Section (6), immediately due and payable in cash; provided that, in the case of any event with respect to the Company described in Section (2)(a)(ii), the full unpaid Principal amount of this Note, together with the Exit Fee in respect of such Principal amount and all accrued and unpaid interest and other amounts owing in respect of this Note to the date of acceleration, shall automatically become due and payable, in each case without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Company. The Holder need not provide, and the Company hereby waives, any presentment, demand, protest or other notice of any kind, and the Holder may immediately enforce any and all of its rights and remedies hereunder and all other remedies available to it under applicable law. Such declaration may be rescinded and annulled by the Holder in writing at any time prior to payment hereunder. No such rescission or annulment shall affect any subsequent Event of Default or impair any right consequent thereon.
(3)CONDITIONS TO EFFECTIVENESS OF THIS NOTE AND CONDITIONS TO ANY ADVANCE UNDER THIS NOTE
(a)Conditions to Effectiveness of this Note. This Note shall be effective upon Holder’s satisfaction of the following conditions:
(i)The Company shall have executed this Note and delivered the same to the Company.
(ii)The representations and warranties of the Company under the Note and the other Transaction Documents shall be true and correct in all material respects (other than representations and warranties qualified by materiality or Material Adverse Effect, which shall be true and correct in all respects) as of the Issuance Date (except for representations and warranties that speak as of a specific date, which shall be true and correct as of such specific date).
(iii)No Event of Default shall have occurred and be continuing immediately prior to or immediately following the effectiveness of this Note; and there are no facts or circumstances that with the giving of time or notice, if such facts or circumstances continue uncured, would give rise to an Event of Default.
(iv)The Company shall have delivered to the Holder a certificate evidencing the incorporation and good standing of the Company in the state of Company’s incorporation as of a date within ten (10) days of the Issuance Date and foreign qualifications in all states where the Company is required to be registered as of a date within thirty (30) calendar days prior to the Issuance Date.

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(v)The Company shall have paid the Holder all fees and reasonable expenses due to the Holder in connection with its diligence and in connection with the preparation, negotiation and execution of this Note and the other Transaction Documents subject to receipt of a one page invoice identifying amounts due, to the extent required to be paid on or prior to the Issuance Date under the Transaction Documents.
(vi)The Company shall have paid counsel to the Holder all fees and reasonable expenses incurred in preparation, negotiation and execution of this Note and the other Transaction Documents subject to receipt of a one page invoice identifying amounts due, to the extent required to be paid on or prior to the Issuance Date under the Transaction Documents.
(vii)The Company shall have delivered to the Holder a compliance certificate executed by the chief executive officer or the chief financial officer of the Company certifying that Company has complied with all of the conditions precedent to the effectiveness of the Note set forth herein and which may be relied upon by the Company as evidence of satisfaction of such conditions without any obligation to independently verify such satisfaction.
(b)Conditions to each Advance. The obligation of the Holder to fund any Advance is subject to Holder’s satisfaction of the following conditions:
(i)The Company shall have delivered to the Holder an Advance Request as required under Section (1)(a) hereof.
(ii)The Company shall have executed each of the Transaction Documents to which it is a party and delivered the same to the Company.
(iii)The Company shall have timely filed its Annual Report on Form 10-K for the fiscal year ending December 31, 2025 the (“Annual Report”) with the Commission in accordance with the rules and regulations for filing thereunder.
(iv)With respect to the first Advance, the Company shall have delivered to the Holder an Officer’s Certificate certifying and attaching true, correct and complete copies of the (A) (i) certificate of incorporation and by-laws of the Company and (ii) resolutions of the board of directors of the Company (such resolutions to include (x) approval of the transactions contemplated by the Transaction Documents delivered under this Section (3)), (y) said approval has not been amended, rescinded or modified and remains in full force and effect as of the Issuance Date and as of the first Advance Date, and (z) a true, correct and complete copy of such approval duly adopted by the board of directors of the Company) and (B) customary incumbency.
(v)With respect to the first Advance, the Company shall have delivered to the Holder a certificate evidencing the incorporation and good standing of the Company in the state of Company’s incorporation as of a date within ten (10) days of the Advance Date and, with each subsequent Advance, upon the reasonable prior written request of the Holder for any other Advance, the Company shall deliver to the Holder a certificate evidencing the incorporation and good standing of the Company in the state of Company’s incorporation as of a date within ten (10) days of the applicable Advance Date.

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(vi)With respect to the first Advance, the Holder shall have received the opinion(s) of counsel to the Company, dated as of the initial Advance Date (and if requested, as of any other Advance Date), in form and substance reasonably acceptable to the Holder, which opinion of counsel includes, among other items, customary opinions on authority, execution, delivery, enforceability, no conflicts with applicable laws, material contracts, organizational documents, among others.
(vii)The representations and warranties of the Company under the Note and all other Transaction Documents shall be true and correct in all material respects (other than representations and warranties qualified by materiality or Material Adverse Effect, which shall be true and correct in all respects) as of the applicable Advance Date (except for representations and warranties that speak as of a specific date, which shall be true and correct as of such specific date), and the Company shall have performed, satisfied and complied with the covenants, agreements and conditions required by this Note and the other Transaction Documents to be performed, satisfied or complied with by the Company at or prior to the applicable Advance Date.
(viii)No Event of Default shall have occurred and be continuing immediately prior to or immediately following the applicable Advance Date; and there are no facts or circumstances that with the giving of time or notice, if such facts or circumstances continue uncured, would give rise to an Event of Default.
(ix)The Company shall have obtained all governmental, regulatory or third-party consents and approvals, if any, necessary for the effectiveness of this Note and for the making of the Advances under this Note.
(x)No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or Governmental Entity of competent jurisdiction that prohibits the consummation of any of the transactions contemplated by the Transaction Documents.
(xi)Since December 31, 2025, no event or series of events shall have occurred that has resulted in or would reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect.
(xii)The Common Shares (A) shall be designated for quotation or listed (as applicable) on the Principal Market and (B) shall not have been suspended, as of the applicable Advance Date, by the Commission or the Principal Market from trading on the Principal Market nor shall suspension by the Commission or the Principal Market have been threatened, as of the applicable Advance Date either (I) in writing by the Commission or the Principal Market or (II) by receiving a notification from the Principal Market of falling below the minimum maintenance requirements of the Principal Market that is not subject to a cure period.

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(xiii)With respect to the first Advance, the Holder shall have received (A) all customary UCC, tax, pending litigation, judgment, bankruptcy and other diligence searches (and the foreign equivalent thereof for any foreign Subsidiary), in each case, reasonably requested by the Holder and (B) payoff letters and UCC-3 Amendment (termination statements) requested by the Holder for debt or liens not permitted pursuant to the terms of the Transaction Documents.
(xiv)The Holder shall have received the Closing Statement.
(xv)With respect to each Advance after the first Advance, the effective date of the ELOC shall have occurred, and no event shall exist that would prevent the Company from utilizing the ELOC, and the Resale Shelf shall be effective and available for the resale of Common Shares by the Holder.
(xvi)The Company shall have paid counsel to the Holder all fees and reasonable expenses incurred to the extent required to be paid on or prior to such Advance Date under the Transaction Documents.
(xvii)The Company shall have delivered to the Holder such other documents, instruments or certificates relating to the transactions contemplated by this Note as the Holder or its counsel may reasonably request.
(xviii)The Company shall have delivered to the Holder a compliance certificate executed by the chief executive officer or the chief financial officer of the Company certifying (A) to the aggregate principal amount outstanding of all Existing Indebtedness and all Additional Indebtedness as of the proposed Advance Date and (B) that the Company has complied with all of the conditions precedent to the applicable Advance Date set forth herein and which may be relied upon by the Company as evidence of satisfaction of such conditions without any obligation to independently verify such satisfaction.
(4)REPRESENTATIONS AND WARRANTIES; COVENANTS.
(a)Representations and Warranties.
(i)Organization and Qualification. The Company is duly formed, validly existing and in good standing under the laws of the jurisdiction in which it is formed and has the requisite power and authority to own its properties and to carry on its business as now being conducted and as presently proposed to be conducted. The Company is duly qualified as a foreign entity to do business and is in good standing in every jurisdiction in which its ownership of property or the nature of the business conducted by it makes such qualification necessary, except to the extent that the failure to be so qualified or be in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
(ii)Authorization; Enforcement; Validity. The Company has the requisite corporate power and authority to enter into and perform its obligations under this Note and the other Transaction Documents to which it is a party and to issue Common Shares in accordance with the terms hereof and thereof. The Company has the requisite corporate or company power and authority to enter into and perform its obligations under the Transaction Documents to which it is a party. The execution and delivery of this Note and the other Transaction Documents to which it is a party by the Company and the consummation by the Company of the transactions contemplated hereby and thereby have been duly authorized by the Company’s board of directors and no further filing, consent or authorization is required by the Company, its board of directors or its shareholders or other governmental body. This Note is

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duly executed and delivered by the Company and constitutes the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with its respective terms as of the Issuance Date, except as such enforceability may be limited by general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally, the enforcement of applicable creditors’ rights and remedies and except as rights to indemnification and to contribution may be limited by federal or state securities law. Each other Transaction Document executed by or to be executed by the Company has or will be duly authorized by the Company’s board of directors and no further filing, consent or authorization is or will be required by the Company, its board of directors or its shareholders or other governmental body; and such Transaction Documents are and will be duly executed and delivered by the Company and constitute or will constitute the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with its respective terms as of the applicable date of execution, except as such enforceability may be limited by general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally, the enforcement of applicable creditors’ rights and remedies and except as rights to indemnification and to contribution may be limited by federal or state securities law
(iii)No Conflicts. The execution, delivery and performance of the Transaction Documents to which the Company is a party and the consummation by the Company of the transactions contemplated hereby and thereby will not (A) result in a violation of the Certificate of Incorporation (as defined below), Bylaws (as defined below), certificate of formation, bylaws or other organizational documents of the Company, or the terms or rights of any capital stock or other securities of the Company, (B) conflict with, or constitute a default under, or give to others any rights of termination, adverse or restrictive amendment, acceleration or cancellation of, any material agreement, contract, indenture or instrument to which the Company is a party or bound or by which of any its assets are bound, encumbered or otherwise affected, or (C) assuming the accuracy of the representations and warranties in Section (4), result in a violation of any law, rule, regulation, order, judgment or decree, including, without limitation, U.S. federal and state securities laws and regulations, and the rules and regulations of the Principal Market .
(iv)Consents. The Company is not required to obtain any consent from, authorization or order of, or make any filing or registration with (other than any filings as may be required by any federal or state securities agencies and any filings as may be required by the Principal Market), any Governmental Entity or any regulatory or self-regulatory agency or any other Person in order for it to execute, deliver or perform any of its obligations under or contemplated by the Transaction Documents, in each case, in accordance with the terms hereof or thereof. All material consents, authorizations, orders, filings and registrations which the Company is required to obtain pursuant to the preceding sentence have been or will be obtained or effected on or prior to the Issuance Date and each applicable Advance Date, and the Company is not aware of any facts or circumstances which might prevent the Company from obtaining or effecting any of the registration, application or filings contemplated by the Transaction Documents. The Company is not in violation of the requirements of the Principal Market and has no knowledge of any facts or circumstances which could reasonably lead to delisting or suspension of the Common Shares in the foreseeable future.

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(v)Indebtedness and Other Contracts. Except as disclosed in the SEC Documents, the Company, (A) does not have any material outstanding debt securities, notes, credit agreements, credit facilities or other agreements, documents or instruments evidencing Indebtedness of the Company or by which the Company is or may become bound, (B) is not a party to any contract, agreement or instrument, the violation of which, or default under which, by the other party(ies) to such contract, agreement or instrument could reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect, (C) is not in violation of any term of, or in default under, any contract, agreement or instrument relating to any Indebtedness, except where such violations and defaults would not result, individually or in the aggregate, in a Material Adverse Effect, or (D) is not a party to any contract, agreement or instrument relating to any Indebtedness, the performance of which, in the judgment of the Company’s officers, has or is expected to have, individually or in the aggregate, a Material Adverse Effect. The Company does not have any liabilities or obligations required to be disclosed in the SEC Documents which are not so disclosed in the SEC Documents, other than those incurred in the ordinary course of the Company’s business and which, individually or in the aggregate, do not or could not have a Material Adverse Effect.
(vi)Litigation. Except as disclosed in the SEC Documents, there is no action, suit, arbitration, proceeding, inquiry or investigation before or by the Principal Market, any court, public board, other Governmental Entity, self-regulatory organization or body pending or, to the knowledge of the Company, threatened against or affecting the Company, the Common Shares or any of the Company’s officers or directors, whether of a civil or criminal nature or otherwise, in their capacities as such, which would reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect. Without limitation of the foregoing, there has not been, and to the knowledge of the Company, there is not pending or contemplated, any investigation by the Commission involving the Company, any of its Subsidiaries or any current or former director or officer of the Company or any of its Subsidiaries. Neither the Company nor any of its Significant Subsidiaries (1) is the subject of any order, writ, judgment, injunction, decree, determination or award of any Governmental Entity that would reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect or (2) is in violation of any judgment, decree or order or any statute, ordinance, rule or regulation applicable to the Company or any of its Significant Subsidiaries, except for violations which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
(vii)Tax Status. The Company (i) has timely made or filed all foreign, federal and state income and other material tax returns, reports and declarations required by any jurisdiction to which it is subject through the date of this Note or has requested extensions thereof (except where the failure to timely file would not, individually or in the aggregate, have a Material Adverse Effect), (ii) has timely paid all taxes and other governmental assessments and charges that are material in amount, shown or determined to be due on such returns, reports and declarations, except those being contested in good faith and (iii) has set aside on its books provision reasonably adequate for the payment of all material taxes for periods subsequent to the periods to which such returns, reports or declarations apply. There are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and the officers of the Company know of no basis for any such claim. The Company is not operated in such a manner as to qualify as a passive foreign investment company, as defined in Section 1297 of the Internal Revenue Code of 1986, as amended.

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(viii)No Undisclosed Events, Liabilities, Developments or Circumstances. No event, liability, development or circumstance has occurred or exists, or is reasonably expected to exist or occur specific to the Company, any of its Significant Subsidiaries or any of their respective businesses, properties, liabilities, prospects, operations (including results thereof) or condition (financial or otherwise), that (i) would be required to be disclosed by the Company under applicable securities laws on a registration statement filed with the Commission relating to an issuance and sale by the Company of its Common Shares and which has not been publicly announced, or (ii) would reasonably be expected to have a Material Adverse Effect.
(ix)Disclosure. The Company confirms that neither it nor any other Person acting on its behalf has provided the Holder or their agents or counsel with any information that constitutes or could reasonably be expected to constitute material, nonpublic information concerning the Company or any of its Significant Subsidiaries, other than the existence of the transactions contemplated by this Note and the other Transaction Documents. The Company understands and confirms that the Holder will rely on the foregoing representations in effecting transactions in securities of the Company. All disclosures provided to the Holder regarding the Company and its Subsidiaries, their businesses and the transactions contemplated hereby, including the schedules to this Note, furnished by or on behalf of the Company or any of its Significant Subsidiaries, taken as a whole, are true and correct and does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. All of the written information furnished after the date hereof by or on behalf of the Company or any of its Significant Subsidiaries to the Holder pursuant to or in connection with this Note and the other Transaction Documents, taken as a whole, will be true and correct in all material respects as of the date on which such information is so provided and will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. No event or circumstance has occurred and no information exists with respect to the Company or any of its Significant Subsidiaries or its or their business, properties, liabilities, prospects, operations (including results thereof) or conditions (financial or otherwise), which, under applicable law, rule or regulation, requires public disclosure at or before the date hereof or announcement by the Company but which has not been so publicly disclosed. All financial projections and forecasts that have been prepared by or on behalf of the Company or any of its Significant Subsidiaries and made available to the Holder have been prepared in good faith based upon reasonable assumptions and represented, at the time each such financial projection or forecast was delivered to the Holder, the Company's best estimate of future financial performance (it being recognized that such financial projections or forecasts are not to be viewed as facts and that the actual results during the period or periods covered by any such financial projections or forecasts may differ from the projected or forecasted results). The Company acknowledges and agrees that the Holder does not make makes or has not made any representations or warranties with respect to the transactions contemplated hereby. The Company represents and warrants and acknowledges and agrees that as of the date that the Company files the Annual Report containing disclosure of its entry into this Note and the other Transaction Documents, any agreement by Yorkville Advisors Global, LP to maintain confidentiality with respect to any information provided by the Company or its representatives, whether by written agreement, email, or otherwise (collectively, the “Confidentiality Agreements”) shall automatically, without any further action by any party, terminate and be of no further force or effect, including with respect to any obligation that by the terms set forth in such Confidentiality Agreements is to survive a termination of the Confidentiality Agreements, which obligation(s) shall also terminate.

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(x)Restatement of Financial Statements. On or prior to the date hereof, the Company had discussions with its accountants about its financial statements previously filed with the SEC. Based on those discussions, the Company has no reason to believe that it will need to restate any such financial statements or any part thereof.
(xi)Investment Company Status. The Company is not and will not be, an “investment company,” or a company controlled by an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.
(xii)Sanctions Matters. None of the Company or any of its Subsidiaries or controlled affiliates or, to the knowledge of the Company, any director or officer of the Company or any Subsidiary, is a Person that is, or is owned or controlled by a Person that is (A) the subject of any sanctions administered or enforced by the U.S. Department of Treasury’s Office of Foreign Asset Control (“OFAC”), the United Nations Security Council, the European Union, His Majesty’s Treasury, or other relevant sanctions authorities, including, without limitation, designation on OFAC’s Specially Designated Nationals and Blocked Persons List or OFAC’s Foreign Sanctions Evaders List or other relevant sanctions authority (collectively, “Sanctions”), or (B) located, organized or resident in a country or territory that is the subject of Sanctions that broadly prohibit dealings with that country or territory (including, as of the date of this Note, but without limitation, the Crimea, Zaporizhzhia and Kherson regions, the Donetsk People’s Republic and Luhansk People’s Republic in Ukraine, Cuba, Iran, North Korea, Russia, Sudan and Syria (collectively, the “Sanctioned Countries”)). Neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any director, officer or controlled affiliate of the Company or any of its Subsidiaries, has ever had funds blocked by a United States bank or financial institution, temporarily or otherwise, as a result of OFAC concerns.
(xiii)Foreign Corrupt Practices. Neither the Company nor any of its Subsidiaries nor any director, officer, agent, employee, nor any other Person acting for or on behalf of the Company or any of its Subsidiaries (individually and collectively, a “Company Affiliate”) have violated the U.S. Foreign Corrupt Practices Act (the “FCPA”) or any other applicable antibribery or anti-corruption laws, nor has any Company Affiliate offered, paid, promised to pay, or authorized the payment of any money, or offered, given, promised to give, or authorized the giving of anything of value, to any officer, employee or any other Person acting in an official capacity for any Governmental Entity to any political party or official thereof or to any candidate for political office (individually and collectively, a “Government Official”) or to any Person under circumstances where such Company Affiliate knew or was aware of a high probability that all or a portion of such money or thing of value would be offered, given or promised, directly or indirectly, to any Government Official, for the purpose, in violation of applicable law, of: (i) (A) influencing any act or decision of such Government Official in his/her official capacity, (B) inducing such Government Official to do or omit to do any act in violation of his/her lawful duty, (C) securing any improper advantage, or (D) inducing such Government Official to influence or affect any act or decision of any Governmental Entity, or (ii) assisting the Company or its Subsidiaries in obtaining or retaining business for or with, or directing business to, the Company or its Subsidiaries.
(xiv)Intellectual Property Rights. The Company owns or possesses adequate rights or licenses to use all trademarks, trade names, service marks, service mark registrations, service names, original works of authorship, patents, patent rights, copyrights, inventions, licenses, approvals, governmental authorizations, trade secrets and other intellectual property rights and all applications and registrations therefor (“Intellectual Property Rights”) necessary to conduct of its business as now conducted and presently proposed to be conducted, except to the extent the failure to do so would not reasonably be expected to result in a Material Adverse Effect. Except in any case as would not reasonably be expected to result in a Material

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Adverse Effect, (A) none of the Company’s Intellectual Property Rights have expired or terminated or have been abandoned or are expected to expire or terminate or are expected to be abandoned, within three years from the date of this Note; (B) the Company does not have any knowledge of any infringement by the Company of Intellectual Property Rights of others; (C) there is no claim, action or proceeding being made or brought, or to the knowledge of the Company being threatened, against the Company regarding its Intellectual Property Rights; or (D) the Company is not aware of any facts or circumstances which might give rise to any of the foregoing infringements or claims, actions or proceedings. The Company has taken reasonable security measures to protect the secrecy, confidentiality and value of all of its Intellectual Property Rights.
(xv)Environmental Laws. Except, in each case, as would not be reasonably be expected to result in a Material Adverse Effect, the Company (A) is in compliance with any and all applicable laws relating to the protection of human health and safety, the environment or hazardous or toxic substances or wastes, pollutants or contaminants, (B) has received and holds all material permits, licenses or other approvals required of it under all such laws to conduct its business and (C) is compliance with all material terms and conditions of any such permit, license or approval.
(b)Affirmative Covenants.
(i)Rank. Except for payments on trade debt and other Indebtedness incurred and paid in the ordinary course of business, all payments due under this Note (A) shall rank pari passu with all Other Notes and (B) shall be pari passu in right of payment to all other senior Indebtedness of the Company (except with respect to payments derived solely from the proceeds of collateral foreclosed upon in accordance with the applicable financing documents and applicable law or otherwise permitted in an insolvency / bankruptcy proceeding).
(ii)The Registration Statement. The Company will use commercially reasonable efforts to prepare and file a registration statement on Form S-1 (or Form S-3, if eligible) to register the resale, from time to time, of the Common Shares associated with this Note and the ELOC (if then effective) (a “Resale Shelf”). The Company will file the Resale Shelf as promptly as practical following the filing of the Annual Report and in any event no later than substantially concurrently with first Advance to be made hereunder and will use commercially reasonable efforts to cause the Resale Shelf to be declared effective by the Commission as promptly as practical after its filing.

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(iii)Initial Disclosure. On or before the first Business Day immediately following the execution of this Note, the Company shall file with the Commission a current report on Form 8-K, the Annual Report, or such other appropriate form as determined by counsel to the Company, relating to the transactions contemplated by this Note, the other Transaction Documents and all other material, nonpublic information provided to the Holder (such disclosure, following review and approval by the Holder prior to its filing the “Current Report”). From and after the filing of the Current Report, the Company shall have publicly disclosed all material, nonpublic information (if any) provided to the Holder by the Company or any of its Subsidiaries or any of their respective officers, directors, employees or agents in connection with the transactions contemplated by the Transaction Documents. In addition, effective upon the filing of the Current Report, the Company acknowledges and agrees that any and all confidentiality or similar obligations with respect to such information under any agreement, whether written or oral, between the Company, any of its Subsidiaries or any of their respective officers, directors, affiliates, employees or agents, on the one hand, and the Holder or any of its affiliates, on the other hand, including the Confidentiality Agreement, shall automatically, without any further action by any party, terminate and be of no further force or effect, including with respect to any obligation that by the terms set forth in any such agreement, including Confidentiality Agreement is to survive a termination of such agreement, including the Confidentiality Agreement, which obligation(s) shall also terminate.
(iv)Other Confidential Information. In addition to other remedies set forth in this Section (4), and without limiting anything set forth in any other Transaction Document, at any time after the termination of any agreement referred to in sub-clause (iv) above, including, the Confidentiality Agreement if the Company, any of its Subsidiaries, or any of their respective officers, directors, employees or agents, provides the Holder with material non-public information relating to the Company or any of its Subsidiaries without the Holder’s prior written consent (each, the “Confidential Information”), the Company shall, on or prior to the applicable Required Disclosure Date (as defined below), publicly disclose such Confidential Information on a current report on Form 8-K or otherwise (each, a “Disclosure”). From and after such Disclosure, the Company shall have disclosed all Confidential Information provided to the Holder by the Company or any of its Subsidiaries or any of their respective officers, directors, employees or agents. In addition, effective upon such Disclosure, the Company acknowledges and agrees that any and all confidentiality or similar obligations with respect to such information under any agreement, whether written or oral, between the Company, any of its Subsidiaries or any of their respective officers, directors, affiliates, employees or agents, on the one hand, and the Holder or any of its affiliates, on the other hand, shall terminate. “Required Disclosure Date” means (x) if the Holder authorized the delivery of such Confidential Information, either (I) if the Company and the Holder have mutually agreed upon a date (as evidenced by an e-mail or other writing) of Disclosure of such Confidential Information, such agreed upon date or (II) otherwise, the seventh (7th) calendar day after the date the Holder first received any Confidential Information or (y) if the Holder did not authorize the delivery of such Confidential Information, the first (1st) Business Day after the Holder’s receipt of such Confidential Information.

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(v)Reporting Status. For the period beginning on the date hereof, and ending 6 months after the date on which all the Notes are no longer outstanding, the Company shall file on a timely basis all reports required to be filed with the Commission pursuant to the Exchange Act, and the Company shall not terminate its status as an issuer required to file reports under the Exchange Act even if the Exchange Act or the rules and regulations thereunder would no longer require or otherwise permit such termination.
(vi)Fees. The Company shall pay the Holder or an affiliate thereof, as directed by the Holder, a one-time due diligence and structuring fee of $50,000, which was previously received. The Company shall also reimburse the Holder for its reasonable and documented out-of-pocket legal expenses incurred in connection with the transaction contemplated by the Transaction Documents, which expenses shall be deducted from the gross proceeds of each applicable Advance or otherwise upon demand therefor by Holder; provided, however, the Company’s reimbursement obligation in respect of such out-of-pocket legal expenses incurred in connection with the negotiation and preparation of the Transaction Documents executed and delivered on the Issuance Date shall not exceed $150,000 and shall be paid on the Issuance Date.
(vii)Pledge of Securities. Notwithstanding anything to the contrary contained in this Agreement, the Company acknowledges and agrees that, subject to compliance with applicable federal and state securities laws, the Note and the Other Notes may be pledged by the Holder in connection with a bona fide margin agreement or other loan or financing arrangement that is secured by the Note or any of the Other Notes. The Company hereby agrees to execute and deliver such documentation as a pledgee of the Note or such Other Notes (such documentation in form and substance reasonably acceptable to the Company and not unreasonably withheld, conditioned or delayed) may reasonably request in connection with a pledge thereof to such pledgee by the Holder.
(viii)Share Delivery. On or before the first (1st) Trading Day following the date of receipt of a Amortization Share Notice (the “Share Delivery Date”), the Company shall (X) if legends are not required to be placed on certificates or the book-entry position of the Common Shares and provided that the Company’s transfer agent is participating in the Depository Trust Company's ("DTC") Fast Automated Securities Transfer Program, instruct such transfer agent to credit such aggregate number of Common Shares to which the Holder shall be entitled to the Holder's or its designee's balance account with DTC through its Deposit Withdrawal Agent Commission system or (Y) if the Company’s transfer agent is not participating in the DTC Fast Automated Securities Transfer Program, issue and deliver to the address as specified in the Amortization Share Notice, a certificate or book-entry position, registered in the name of the Holder or its designee, for the number of Common Shares to which the Holder shall be entitled which certificates shall bear restrictive legends unless not required pursuant to rules and regulations of the Commission. The Person or Persons entitled to receive the Common Shares issuable pursuant to this Note shall be treated for all purposes as the record holder or holders of such Common Shares upon the receipt by the Company of an Amortization Share Notice.

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(ix)Legal Opinions. The Company shall use commercially reasonable efforts to cause its legal counsel to deliver customary legal opinions to the Company’s transfer agent in connection with any legend removal upon the expiration of any holding period or other requirement for which Common Shares issued or issuable hereunder may bear legends restricting the transfer thereof (A) following any sale of such Common Shares pursuant to Rule 144, (B) if such Common Shares are eligible for sale and about to be sold under Rule 144, or (C) if such legend is not required under applicable requirements of the Securities Act (including judicial interpretations and pronouncements issued by the staff of the Commission); provided, however, that the Holder has delivered such reasonably requested representations to such transfer agent, the Company and the Company’s legal counsel in connection with the request for such opinion. To the extent a legal opinion is not provided (either timely or at all), then the Company agrees to reimburse the Holder upon demand therefor for all reasonable costs and expenses incurred by the Holder in connection with any customary legal opinions paid for by the Holder in connection with the sale or transfer of the Common Shares.
(x)ELOC Effectiveness. The Company shall negotiate in good faith to execute and deliver documentation to establish the ELOC on or prior to the 30 Day Anniversary Date.
(c)Negative Covenants.
(i)Conduct of Business. At all times from the date hereof until this Note has been indefeasibly repaid, the business of the Company and its Significant Subsidiaries shall not be conducted in violation of any law, ordinance or regulation of any Governmental Entity, except where such violations could not reasonably be expected to result, either individually or in the aggregate, in a Material Adverse Effect.
(ii)Use of Proceeds. Neither the Company nor any Subsidiary will, directly or indirectly, use the proceeds of the transactions contemplated herein to repay any loans to any executives or employees of the Company or to make any payments in respect of any related party debt. Neither the Company nor any of its Subsidiaries will, directly or indirectly, use the proceeds from the transactions contemplated herein, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person (a) for the purpose of funding or facilitating any activities or business of or with any Person or in any country or territory that, at the time of such funding or facilitation, is the subject of Sanctions or is a Sanctioned Country, or (b) in any other manner that will result in a violation of Sanctions or applicable laws by any Person (including any Person participating in the transactions contemplated by this Agreement, whether as underwriter, advisor, investor or otherwise). For the past five (5) years, neither the Company nor any of its Subsidiaries has engaged in, and is now not engaged in, any dealings or transactions with any Person, or in any country or territory, that at the time of the dealing or transaction is or was the subject of Sanctions or was a Sanctioned Country. The proceeds of each Advance shall be used for general corporate purposes not in violation of any term of this Note.

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(iii)MNPI. The Company shall not, and the Company shall cause each of its Subsidiaries and each of its and their respective officers, directors, employees and agents not to, provide the Holder with any material, nonpublic information regarding the Company or any of its Subsidiaries from and after the date hereof unless prior thereto the Holder (in its sole discretion) shall have consented in writing to the receipt of such information and agreed with the Company to keep such information confidential. To the extent that the Company delivers any material, non-public information to the Holder without the Holder’s prior written consent, the Company hereby (x) covenants and agrees that such Holder shall not have any duty of confidentiality with respect to, or any other duty to the Company in respect of, such material, non-public information, (y) expressly acknowledges that in such case such material, non-public information will be delivered without any expectation of, or entitlement to, the maintenance of any confidentiality or any other duty with respect thereto and (z) covenants and agrees that the Company shall comply with its obligations in Section (4)(b)(iv) (Other Confidential Information) above. In the event of a breach of any of the foregoing covenants or any of the covenants or agreements contained in any other Transaction Document, by the Company, any of its Subsidiaries, or any of its or their respective officers, directors, employees and agents (as determined in the reasonable good faith judgment of the Holder), in addition to any other remedy provided herein or in the Transaction Documents, the Holder shall have the right to make a public disclosure, in the form of a press release, public advertisement or otherwise, of such breach or such material, non-public information, as applicable, without the prior approval by the Company, any of its Subsidiaries, or any of its or their respective officers, directors, employees or agents. The Holder shall not have any liability to the Company, any of its Subsidiaries, or any of its or their respective officers, directors, employees, affiliates, shareholders or agents, for any such disclosure.
(iv)Prohibited Transactions. From the date hereof until all of the Notes have been repaid, the Company agrees to not directly or indirectly enter into any contract, agreement or other item that would restrict or prohibit any of the Company’s obligations to the Holder(s) under the Transaction Documents, including, without limitation, any payments required by the Company to the Holders under the Notes.
(v)Indebtedness. The Company shall not create, incur, assume or suffer to exist any Indebtedness without the prior written consent of the Holder; provided, however, (A) Indebtedness disclosed to Holder in writing prior to the Issuance Date shall be permitted hereunder (such Indebtedness permitted under this sub-clause (v)(A) herein referred to as the “Existing Indebtedness”) and (B) so long as no Event of Default shall have occurred or would arise as a result of the creation, incurrence, assumption or existence thereof, the Company may create, incur, assume or otherwise permit to exist additional Indebtedness, without Holder’s written consent (“Additional Indebtedness”); provided, however that (1) if more than $78,125,000 is outstanding under this Note, the Company shall not create, incur or assume or permit to exist new Additional Indebtedness in an aggregate principal amount in excess of $300,000,000 (determined as of the date of creation, incurrence or assumption), (2) if at any time the Company creates, incurs,  assumes or permits to exist Additional Indebtedness in an aggregate principal amount in excess of $300,000,000, then upon such creation, incurrence, assumption or existence, the Company shall make a prompt (and in any event within 2 Business Days thereof) cash payment of principal hereunder in an amount that, following the payment thereof, the aggregate principal amount outstanding under this Note shall be less than $78,125,000, and (3) if at any time the Company has created, incurred, assumed or there exists Additional Indebtedness in excess of $300,000,000 in aggregate, the aggregate principal amount under this Note shall not exceed $78,125,000, and the Company shall promptly (and in any event within 2 Business Days) repay principal hereunder in an amount to reduce outstanding principal to an amount less than $78,125,000 as a mandatory repayment obligation.  Prior to the creation, incurrence, assumption or existence of any such Additional Indebtedness, the Company shall deliver to the Holder a duly authorized officer’s certificate, certified by the chief executive

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officer or the chief financial officer, certifying as to (i) the then aggregate principal amount of Existing Indebtedness and Additional Indebtedness, and (ii) the aggregate principal amount of the Additional Indebtedness then to be created, incurred, assumed or otherwise in existence and (iii) that the conditions set forth in this paragraph have been satisfied.
(vi)Liens. The Company shall not create or permit to exist any Lien on any of its properties or assets or rights of whatever nature (whether now owned or hereafter acquired, except: (A) Liens for taxes or other governmental charges not yet due, or not at the time delinquent, or thereafter payable without penalty, or that are being diligently contested in good faith by appropriate actions and for which it maintains adequate reserves in accordance with GAAP; (B) Liens arising in the ordinary course of business for carriers, warehousemen, mechanics, materialmen and other similar Liens imposed by law; (C) Liens encumbering customary deposit accounts and securities accounts in favor of the applicable depositary or securities intermediary, (D) Liens disclosed to Holder in writing prior to the Issuance Date (including Liens securing Existing Indebtedness), and (E) Liens securing Additional Indebtedness.
(vii)Organizational Documents. The Company shall not and shall cause each of its Subsidiaries not to, without the consent of the Holder, (A) amend its certificate of incorporation, bylaws or other charter documents so as to materially and adversely affect any rights of the Holder; (B) in the case of the Company, repay, repurchase or offer to repay, repurchase or otherwise acquire shares of its Common Shares or other equity securities; or (C) enter into any definitive agreement with respect to any of the foregoing.
(viii)Variable Rate Transactions. So long as any amounts are outstanding to the Holder or may become outstanding to the Holder under this Note, the Company shall not be party to any Variable Rate Transactions, including any At The-Market facility, unless with the Holder at arms-length terms; provided, however, that the Company is permitted to pursue any proposed Variable Rate Transaction with a third party in the event that the Company’s board of directors (or a duly authorized committee thereof) determines in good faith, after considering the Holder’s written proposals with respect to such Variable Rate Transaction (if any), that (A) the Company has received a bona fide, third-party proposal for such Variable Rate Transaction that, taking into account price, risk allocation, timing, counterparty qualifications, certainty of closing or delivery or other material considerations, is superior in the aggregate to Holder’s then available offer and includes terms or attributes that are not reasonably matchable by the Holder within the time available; or (B) compliance with the prohibition described above in this paragraph would reasonably be expected to cause the Company to miss an objectively non-extendable deadline or other similar process constraint, fail to timely secure necessary capital resources or violate any applicable law, required exclusivity or process-integrity rules.
(ix)Public Statements. Neither the Company, its Subsidiaries nor the Holder shall issue any press releases or any other public statements with respect to the transactions contemplated hereby; provided, however, the Company shall be entitled, without the prior approval of the Holder, to make any press release or other public disclosure (including on any earnings calls) with respect to such transactions (A) in substantial conformity with the Current Report (which, for the avoidance of doubt, shall include any exhibits thereto); and (B) as is required by applicable law.

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(d)Holder Covenant - Short Sales. Except as expressly set forth below, the Holder covenants that from and after the date hereof through and ending when this Note is no longer outstanding (the “Restricted Period”), neither the Holder nor any entity managed or controlled by the Holder (collectively, the “Restricted Persons” and each of the foregoing is referred to herein as a “Restricted Person”) shall, directly or indirectly, engage in any “short sale” (as such term is defined in Rule 200 of Regulation SHO of the Exchange Act) of the Common Shares or any securities or loans that are exercisable or convertible for Common Shares, either for its own principal account or for the principal account of any other Restricted Person. Notwithstanding the foregoing, it is expressly understood and agreed that nothing contained herein shall (without implication that the contrary would otherwise be true) prohibit any Restricted Person during the Restricted Period from: selling “long” (as defined under Rule 200 promulgated under Regulation SHO) Common Shares (it being acknowledged and agreed that nothing herein shall prohibit or restrict the Holder from selling any Common Shares as herein provided following delivery of an Amortization Share Notice and prior to the date the Holder actually receives such Common Shares).
(5)REISSUANCE OF THIS NOTE.
(a)Transfer. If this Note is to be transferred, the Holder shall surrender this Note to the Company, whereupon the Company will forthwith issue and deliver upon the order of the Holder a new Note (in accordance with Section (5)(d)), registered in the name of the registered transferee or assignee, representing the outstanding Principal being transferred by the Holder (along with any accrued and unpaid interest thereof) and, if less than the entire outstanding Principal is being transferred, a new Note (in accordance with Section (5)(d)) to the Holder representing the outstanding Principal not being transferred.
(b)Lost, Stolen or Mutilated Note. Upon receipt by the Company of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Note, and, in the case of loss, theft or destruction, of any indemnification undertaking by the Holder to the Company in customary form and substance and, in the case of mutilation, upon surrender and cancellation of this Note, the Company shall execute and deliver to the Holder a new Note (in accordance with Section (5)(d)) representing the outstanding Principal.
(c)Note Exchangeable for Different Denominations. This Note is exchangeable, upon the surrender hereof by the Holder at the principal office of the Company, for a new Note or Notes (in accordance with Section (5)(d)) representing in the aggregate the outstanding Principal of this Note, and each such new Note will represent such portion of such outstanding Principal as is designated by the Holder at the time of such surrender.
(d)Issuance of New Notes. Whenever the Company is required to issue a new Note pursuant to the terms hereof, such new Note (i) shall be of like tenor with this Note, (ii) shall represent, as indicated on the face of such new Note, the Principal remaining outstanding (or in the case of a new Note being issued pursuant to Section (5)(a) or Section (5)(c), the Principal designated by the Holder which, when added to the Principal represented by the other new Note(s) issued in connection with such issuance, does not exceed the Principal remaining outstanding under this Note immediately prior to such issuance of such new Note), (iii) shall have an issuance date, as indicated on the face of such new Note, which is the same as the Issuance Date of this Note, (iv) shall have the same rights and conditions as this Note, and (v) shall represent accrued and unpaid Interest from the Issuance Date.

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(6)NOTICES.    Any notices, consents, waivers or other communications required or permitted to be given under the terms hereof must be in writing by letter or electronic mail (“e-mail”) and will be deemed to have been delivered (i) upon receipt, when delivered personally, (ii) one (1) Business Day after deposit with an overnight courier service with next day delivery specified, as applicable or (iii) receipt, when sent by e-mail, and, in each case of the foregoing clauses (i), (ii) and (iii), properly addressed to the party to receive the same. The addresses and email addresses for such communications shall be:

If to the Company, to:	Fermi Inc. 620 S. Taylor St., Suite 301 Amarillo, TX 79101 Attention: Miles Everson and George Wentz Email:Miles@fermiamerica.com; George.wentz@fermiamerica.com

With copies (which shall not constitute notice or delivery of process) to:	Vinson & Elkins LLP 1114 Avenue of the Americas 32nd Floor New York, NY 10036 Attention: Eamon Nolan Email: enolan@velaw.com

If to the Holder:	YA II PN, Ltd
c/o Yorkville Advisors Global, LLC 1012 Springfield Avenue
Mountainside, NJ 07092
Attention: Mark Angelo
Email: Legal@yorkvilleadvisors.com

or at such other address and/or e-mail address and/or to the attention of such other person as the recipient party has specified by written notice given to each other party in accordance with this Section at least three (3) Business Days prior to the effectiveness of such change. Written confirmation of receipt (a) given by the recipient of such notice, consent, waiver or other communication, (b) electronically generated by the sender's email service provider containing the time, date, recipient email address or (c) provided by a nationally recognized overnight delivery service, shall be rebuttable evidence of personal service, receipt from a nationally recognized overnight delivery service or receipt by e-mail in accordance with clause (i), (ii) or (iii) above, respectively.

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(7)Absolute Obligation of Payment. Except as expressly provided herein, no provision of this Note shall alter or impair the obligations of the Company, which are absolute and unconditional, to pay the Principal of, and interest and other charges (if any) on, this Note at the time, place, and rate, and in the currency, herein prescribed. This Note is a direct obligation of the Company.
(8)Rights as Stockholder. This Note shall not entitle the Holder to any of the rights of a stockholder of the Company, including without limitation, the right to vote, to receive dividends and other distributions, or to receive any notice of, or to attend, meetings of stockholders or any other proceedings of the Company, unless and to the extent converted into Common Shares in accordance with the terms hereof.
(9)INDEMNIFICATION.
(a)In consideration of the Holder’s execution and delivery of this Note and the other Transaction Documents and in addition to all of the Company’s other obligations under this Note and the other the Transaction Documents, the Company shall defend, protect, indemnify and hold harmless the Holder and its Affiliates and each of its and their partners, members, officers, directors, employees and any of the foregoing Persons’ agents or other representatives (including, without limitation, those retained in connection with the transactions contemplated by this Note) (collectively, the “Indemnitees”) from and against any and all actions, causes of action, suits, claims, losses, costs, penalties, fees, liabilities and damages, and expenses in connection therewith, and including reasonable attorneys’ fees and disbursements (the “Indemnified Liabilities”), incurred by any Indemnitee as a result of, or arising out of, or relating to (i) entering to this Note and the Transaction Documents or arising out of or relating to the transactions contemplated hereunder and thereunder, (ii) any misrepresentation or breach of any representation or warranty made by the Company or any of its Subsidiaries in any of the Transaction Documents, (iii) any breach of any covenant, agreement or obligation of the Company or any Subsidiary contained in any of the Transaction Documents, (iv) any exercise of remedies by or on behalf of the Holder or (v) any cause of action, suit, proceeding or claim brought or made against such Indemnitee by a third party (including for these purposes a derivative action brought on behalf of the Company or any Subsidiary) or which otherwise involves such Indemnitee that arises out of or results from (A) the execution, delivery, performance or enforcement of any of the Transaction Documents, or (B) the status of such Holder as an investor in the Company pursuant to the transactions contemplated by the Transaction Documents or as a party to the Transaction Documents (including, without limitation, as a party in interest or otherwise in any action or proceeding for injunctive or other equitable relief); provided, however, that the Company will not be liable to any Indemnitee in any such case solely to the extent that any such claim, loss, damage, liability or expense arise primarily out of or is based upon the Holder’s breach any covenant, agreement or obligation contained in any of the Transaction Documents or the extent that any such claim, loss, damage, liability or expense arise from the gross negligence, bad faith or willful misconduct of the Holder. To the extent that the foregoing undertaking by the Company may be unenforceable for any reason, the Company shall make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law.

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(b)The indemnification required by this Section shall be made by periodic payments of the amount thereof during the course of the investigation or defense, within ten (10) days after bills supporting the Indemnified Liabilities are received by the Company. The indemnity agreement contained herein shall be in addition to (A) any cause of action or similar right of the Indemnitee against the Company or others, and (B) any liabilities the Company may be subject to pursuant to the law.
(c)This Section shall survive the termination of this Note.
(10)CHOICE OF LAW; VENUE; WAIVER OF JURY TRIAL
(a)Governing Law. This Note and the rights and obligations of the Parties hereunder shall, in all respects, be governed by, and construed in accordance with, the laws (excluding the principles of conflict of laws) of the State of New York (including Section 5-1401 and Section 5-1402 of the General Obligations Law of the State of New York), including all matters of construction, validity and performance.
(b)Jurisdiction; Venue; Service.
(i)Each Party hereby irrevocably consents to the non-exclusive personal jurisdiction of the state courts sitting in the State of New York and, if a basis for federal jurisdiction exists, the non-exclusive personal jurisdiction of any United States District Court sitting in the Southern District of New York.
(ii)Each Party agrees that venue shall be proper in any court of the sitting in the State of New York located in the Borough of Manhattan or, if a basis for federal jurisdiction exists, in any United States District Court in the Southern District of New York selected by such Party. Each Party waives any right to object to the maintenance of any suit, claim, action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, in any of the state or federal courts of the State of New York on the basis of improper venue or inconvenience of forum.
(iii)Any suit, claim, action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or tort or otherwise, brought by a Party against the other Party arising out of or based upon this Note or any matter relating to this Note, or any other Transaction Document, or any contemplated transaction, shall be brought in a court only in the state courts sitting in the Borough of Manhattan. No Party shall file any counterclaim against the other Party in any suit, claim, action, litigation or proceeding brought by such Party against the other Party in a jurisdiction outside of the Borough of Manhattan unless under the rules of the court in which such Party brought such suit, claim, action, litigation or proceeding the counterclaim against the other Party is mandatory, and not permissive, and would be considered waived unless filed as a counterclaim in the suit, claim, action, litigation or proceeding instituted by such Party against the other Party. Each Party agrees that any forum outside state courts sitting in the Borough of Manhattan is an inconvenient forum and that any suit, claim, action, litigation or proceeding brought by a Party against the other Party in any court outside state courts sitting in the Borough of Manhattan should be dismissed or transferred to a court located in the Borough of Manhattan. Furthermore, each Party irrevocably and unconditionally agrees that it will not bring or commence any suit, claim, action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against the other Party arising out of or based upon this Note or any matter relating to this Note, or any other Transaction Document, or any contemplated transaction, in any forum other than the courts of the State of New York sitting in the Borough of Manhattan, and the United States District Court in the Southern District of New York, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the

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jurisdiction of such courts and agrees that all claims in respect of any such suit, claim, action, litigation or proceeding may be heard and determined in such New York State Court or, to the fullest extent permitted by applicable law, in such federal court. Each Party agrees that a final judgment in any such suit, claim, action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.
(iv)Each Party irrevocably consent to the service of process out of any of the aforementioned courts in any such suit, claim, action, litigation or proceeding by e-mail or the mailing of copies thereof by registered or certified mail postage prepaid, to it at the e-mail address or physical address, as applicable, provided for notices in this Note, such service to become effective thirty (30) days after the date of such e-mail or mailing, as applicable. The Company and the Holder each irrevocably waive any defense it may have on the grounds of insufficient or improper service with respect to service of process effected in accordance with this Section (10)(b)(iv).
(v)Nothing herein shall affect the right of the Holder to serve process in any other manner permitted by law or to commence legal proceedings or to otherwise proceed against the Company or any other Person in the New York or in any other jurisdiction.
(c)THE PARTIES MUTUALLY WAIVE ALL RIGHT TO TRIAL BY JURY OF ALL CLAIMS OF ANY KIND ARISING OUT OF OR BASED UPON THIS NOTE OR ANY MATTER RELATING TO THIS NOTE, OR ANY OTHER TRANSACTION DOCUMENT, OR ANY CONTEMPLATED TRANSACTION. THE PARTIES ACKNOWLEDGE THAT THIS IS A WAIVER OF A LEGAL RIGHT AND THAT THE PARTIES EACH MAKE THIS WAIVER VOLUNTARILY AND KNOWINGLY AFTER CONSULTATION WITH COUNSEL OF THEIR RESPECTIVE CHOICE. THE PARTIES AGREE THAT ALL SUCH CLAIMS SHALL BE TRIED BEFORE A JUDGE OF A COURT HAVING JURISDICTION, WITHOUT A JURY.
(d)Judgement In Lieu of Process. The Company expressly acknowledges and agrees that this Note constitutes an instrument for the payment of money only within the meaning of section 3213 of the New York Civil Practice Law and Rules (“CPLR §3213”), and that upon any default under or breach of the terms of this Note, the Holder may immediately commence an action by motion for summary judgment in lieu of complaint without any further notice or demand. The Company irrevocably waives (i) any right to require the Holder to commence any action by summons and complaint, (ii) any right to assert defenses, setoffs, counterclaims or delays in any CPLR §3213 proceeding (other than the defense of full payment of any amount that the Holder seeks to recover), and (iii) any right to object to the sufficiency of this Note as an instrument for the payment of money only within the meaning of CPLR §3213 and agrees not to assert that this Note is not such an instrument. The Company agrees that all amounts due under this Note shall be deemed liquidated, unconditional and immediately due and payable for purposes of CPLR §3213.

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(11)Strict Compliance; No Rights of Assignment or Transfer. If the Company fails to strictly comply with the terms of this Note, then the Company shall reimburse the Holder promptly for all fees, costs and expenses, including, without limitation, attorneys’ fees and expenses incurred by the Holder in any action in connection with this Note, including, without limitation, those incurred: (i) during any workout, attempted workout, and/or in connection with the rendering of legal advice as to the Holder’s rights, remedies and obligations, (ii) collecting any sums which become due to the Holder, (iii) defending or prosecuting any proceeding or any counterclaim to any proceeding or appeal; or (iv) the protection, preservation or enforcement of any rights or remedies of the Holder. The Company shall have no right to assign or transfer its rights or obligations under this Note without the prior written consent of the Holder.
(12)Entire Agreement, Amendments; Waivers. This Note supersedes all other prior oral or written agreements between the Holder, the Company, their affiliates and persons acting on their behalf with respect to the matters discussed herein, and this Note and the instruments referenced herein contain the entire understanding of the parties with respect to the matters covered herein and therein and, except as specifically set forth herein or therein, neither the Company nor the Holder makes any representation, warranty, covenant or undertaking with respect to such matters. As a material inducement for the Holder to enter into this Note, the Company expressly acknowledges and agrees that (x) no due diligence or other investigation or inquiry conducted by the Holder, any of its advisors or any of its representatives shall affect the Holder’s right to rely on, or shall modify or qualify in any manner or be an exception to any of, the Company’s representations and warranties contained in this Agreement or any other Transaction Document and (y) unless a provision of this Note or any other Transaction Document is expressly preceded by the phrase “except as disclosed in the SEC Documents,” nothing contained in any of the SEC Documents shall affect the Holder’s right to rely on, or shall modify or qualify in any manner or be an exception to any of, the Company’s representations and warranties contained in this Agreement or any other Transaction Document. Any waiver by the Holder of a breach of any provision of this Note shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Note. The failure of the Holder to insist upon strict adherence to any term of this Note on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Note. No provision of this Note may be amended or waived other than by an instrument in writing signed by the Parties hereto.
(13)Payments Set Aside. To the extent the Company makes a payment or payments to Holder or Holder enforces its rights of set-off, and such payment or payments or the proceeds of such enforcement or set-off or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Holder in its discretion) to be repaid to a trustee, receiver or any other party in connection with any bankruptcy, insolvency or similar proceeding, or otherwise, then (a) to the extent of such recovery, the obligation hereunder or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment

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had not been made or such enforcement or set-off had not occurred and (b) the Company agrees to pay the Holder upon demand the total amount so recovered from or repaid by the Holder.
(14)Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns, including any purchasers of any of the Note. The Company shall not assign this Note or any rights or obligations hereunder without the prior written consent of the Holder. In connection with any transfer of any or all of its Note, a Holder may assign all, or a portion, of its rights and obligations hereunder in connection with the Note without the consent of the Company, in which event such assignee shall be deemed to be a Holder hereunder with respect to such transferred Note.
(15)Waivers of Certain Damages. To the fullest extent permitted by applicable law, each Party hereby agrees not to assert, and hereby waives, any claim against the other Party on any theory of liability, for punitive, exemplary and other similar damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Note,
(16)Miscellaneous. If any provision of this Note is invalid, illegal or unenforceable, the balance of this Note shall remain in effect, and if any provision is inapplicable to any person or circumstance, it shall nevertheless remain applicable to all other persons and circumstances. If it shall be found that any interest or other amount deemed interest due hereunder shall violate applicable laws governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum permitted rate of interest. The Company covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law or other law which would prohibit or forgive the Company from paying all or any portion of the Principal of or interest on this Note as contemplated herein, wherever enacted, now or at any time hereafter in force, or which may affect the covenants or the performance of this Note, and the Company (to the extent it may lawfully do so) hereby expressly waives all benefits or advantage of any such law, and covenants that it will not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Holder, but will suffer and permit the execution of every such power as though no such law has been enacted.
(17)CERTAIN DEFINITIONS. For purposes of this Note, the following terms shall have the following meanings:
(a)“30 Day Anniversary Date” means April 29, 2026.
(b)“Advance” means the funding of a portion of the Committed Principal Amount pursuant to the terms of the Note.
(c)“Amortization Payment Date” in respect of each Monthly Amortization Payment, shall mean the 20th Trading Day following each Amortization Set Date.
(d)“Amortization Period Commencement Date” shall mean the date that is thirty (30) calendar days following the Advance Date in respect of the first Advance.

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(e)“Amortization Principal Amount” in respect of each Monthly Amortization Payment shall mean twenty-five million dollars ($25,000,000) or the outstanding Principal, if less than such resulting amount.
(f)“Amortization Set Date” shall mean (A) the Amortization Period Commencement Date, in respect of the first Monthly Amortization Period, and (B) the same calendar day of each successive calendar month thereafter. in respect of each subsequent Monthly Amortization Payment.
(g)“Availability Period” means the period commencing the first Business Day following the Issuance Date and continuing to, and including, October 1, 2026.
(h)“Bloomberg” means Bloomberg Financial Markets.
(i)“Business Day” means any day except Saturday, Sunday and any day which shall be a federal legal holiday in the United States or a day on which banking institutions are authorized or required by law or other government action to close.
(j)“Calendar Month” means one of the twelve months of the year.
(k)“Change of Control Transaction” means the occurrence of (a) an acquisition after the date hereof by an individual or legal entity or “group” (as described in Rule 13d-5(b)(1) promulgated under the Exchange Act) of effective control (whether through legal or beneficial ownership of capital stock of the Company, by contract or otherwise) of in excess of fifty percent (50%) of the voting power of the Company (except that the acquisition of voting securities by the Holder or any other current holder of convertible securities of the Company shall not constitute a Change of Control Transaction for purposes hereof), (b) a replacement at one time or over time of more than one-half of the members of the board of directors of the Company (other than as due to the death or disability of a member of the board of directors) which is not approved by a majority of those individuals who are members of the board of directors on the date hereof (or by those individuals who are serving as members of the board of directors on any date whose nomination to the board of directors was approved by a majority of the members of the board of directors who are members on the date hereof), (c) the merger, consolidation or sale of fifty percent (50%) or more of the assets of the Company in one or a series of related transactions with or into another entity, or (d) the execution by the Company of an agreement to which the Company is a party or by which it is bound, providing for any of the events set forth above in (a), (b) or (c). No transfer to a wholly-owned Subsidiary shall be deemed a Change of Control Transaction under this provision.
(l)“Commission” means the Securities and Exchange Commission.
(m)“Common Shares” means the shares of common stock, par value $0.01, of the Company and stock of any other class into which such shares may hereafter be changed or reclassified.
(n)“Contingent Obligation” means, as to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to any Indebtedness, lease, dividend or other obligation of another Person if the primary purpose or intent of the Person incurring such liability, or the primary effect thereof, is to provide assurance to the obligee of such liability that such liability will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such liability will be protected (in whole or in part) against loss with respect thereto.

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(o)“Dollar Value Traded” means, as of any date of determination, (A) VWAP for the calendar month immediately preceding the date of determination, multiplied by (B) the volume traded in such month.
(p)“ELOC” means the committed equity facility contemplated by that certain Confidential Term Sheet draft dated as of March 18, 2026, between the Company and Yorkville Advisors Global, LP or one investment funds it manages, or such other equity facility on arms-length terms that are reasonably acceptable to the Holder (any such equity facility).
(q)““Exchange Act” means the Securities Exchange Act of 1934, as amended.
(r)“Exit Fee” means, as of the date of determination, a cash fee (unless otherwise consented in writing by the Holder in its sole discretion): (i) if paid each Calendar Month as required under Section (1)(f) of this Note, in an amount equal to (A) the Exit Fee Percentage, multiplied by (B) the Principal outstanding under this Note as of the last calendar day of the Calendar Month immediately preceding the date of payment; and (ii) if paid in connection with any mandatory or scheduled repayment of Principal or voluntary prepayment of Principal under this Note, including any payment of the Monthly Amortization Payment amount under Section (1)(d) of this Note or any optional prepayment under Section (1)(e) of this Note, on the Maturity Date, upon acceleration or otherwise, in an amount equal to (A) the Exit Fee Percentage, multiplied by (B) the Principal amount then repaid or prepaid.
(s)“Exit Fee Percentage” means, as of the date of determination, (i) 0% for the period commencing on the Issuance Date and continuing for one hundred and eighty (180) days thereafter, (ii) 1% commencing of the date that is one hundred and eighty-one (181) days following the Issuance Date to, but not including, the date that is three hundred and sixty-five (365) days following the Issuance Date, and (iii) 1.33% at all times thereafter.
(t)“Fundamental Transaction” means any of the following: (1) the Company effects any merger or consolidation of the Company with or into another Person and the Company is the non-surviving company (other than a merger or consolidation with a wholly owned Subsidiary of the Company for the purpose of redomiciling the Company), (2) the Company effects any sale of all or substantially all of its assets in one or a series of related transactions, (3) any tender offer or exchange offer (whether by the Company or another Person) is completed pursuant to which holders of Common Shares are permitted to tender or exchange their shares for other securities, cash or property, or (4) the Company effects any reclassification of the Common Shares or any compulsory share exchange pursuant to which the Common Shares is effectively converted into or exchanged for other securities, cash or property.
(u)“Funding Premium” means four percent (4%) of the Principal amount being funded.

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(v)“Governmental Entity” means any nation, state, county, city, town, village, district, or other political jurisdiction of any nature, federal, state, local, municipal, foreign, or other government, governmental or quasigovernmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal), multinational organization or body; or body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature or instrumentality of any of the foregoing, including any entity or enterprise owned or controlled by a government or a public international organization or any of the foregoing.
(w) “Indebtedness” of any Person means, without duplication (i) all indebtedness for borrowed money, (ii) all obligations issued, undertaken or assumed as the deferred purchase price of property or services (including, without limitation, “capital leases” in accordance with GAAP) (other than trade payables entered into in the ordinary course of business and not past due), (iii) all reimbursement or payment obligations with respect to letters of credit, surety bonds and other similar instruments, (iv) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses, (v) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to any property or assets acquired with the proceeds of such indebtedness (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property), (vi) all monetary obligations under any leasing or similar arrangement which, in connection with GAAP, consistently applied for the periods covered thereby, is classified as a capital lease, (vii) all indebtedness referred to in clauses (i) through (vi) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in any property or assets (including accounts and contract rights) owned by any Person, even though the Person which owns such assets or property has not assumed or become liable for the payment of such indebtedness, and (viii) all Contingent Obligations in respect of indebtedness or obligations of others of the kinds referred to in clauses (i) through (vii) above.
(x)“Liens” means, with respect to any Person, any interest granted by such Person in any real or personal property, asset or other right owned or being purchased or acquired by such Person which secures payment or performance of any obligation and shall include any mortgage, lien, encumbrance, charge or other security interest of any kind, whether arising by contract, as a matter of law, by judicial process or otherwise.
(y)“Material Adverse Effect” means any material adverse effect on (i) the business, properties, assets, liabilities, operations (including results thereof), condition (financial or otherwise) or prospects of the Company and its Subsidiaries, taken as a whole, (ii) the transactions contemplated hereby or in any of the other Transaction Documents or any other agreements or instruments to be entered into by the Company and its Subsidiaries in connection herewith or therewith or (iii) the authority or ability of the Company or any of its Subsidiaries to perform any of its obligations under any of the Transaction Documents to which it is a party or obligated thereby.
(z)“Maximum Share Cap” means forty million (40,000,000) Common Shares of the Company.
(aa)“Other Notes” means any other notes issued in exchange for this Note and any other debentures, notes, or other instruments issued in exchange, replacement, or modification of the foregoing.

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(bb)    “Periodic Reports” shall mean all of the Company’s reports required to be filed by the Company with the Commission under applicable laws and regulations (including, without limitation, Regulation S-K), including the Annual Report, quarterly reports (on Form 10-Q), and current reports (on Form 8-K), for so long as any amounts are outstanding under this Note or any Other Note; provided that all such Periodic Reports shall include, when filed, all information, financial statements, audit reports (when applicable) and other information required to be included in such Periodic Reports in compliance with all applicable laws and regulations.

(cc)    “Person” means a corporation, an association, a partnership, organization, a business, an individual, a government or political subdivision thereof or a governmental agency.

(dd)    “Principal Market” means any of The New York Stock Exchange, the NYSE American, the Nasdaq Capital Market, the Nasdaq Global Market or the Nasdaq Global Select Market, and any successor to any of the foregoing markets or exchanges.

(ee)    “Registration Rights Agreement” means the registration rights agreement entered into between the Company and the Holder on the date hereof.

(ff)    “Registration Statement” means a registration statement meeting the requirements set forth in the Registration Rights Agreement, covering among other things the resale of this Note and naming the Holder as a “selling holder” thereunder.

(gg)    “SEC Documents” means all reports, schedules, forms, proxy statements, statements and other documents required to be filed by it with the Commission pursuant to the reporting requirements of the Exchange Act (all of the foregoing filed prior to the Issuance Date and all exhibits and appendices included therein and financial statements, notes and schedules thereto and documents incorporated by reference therein).

(hh)    “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

(ii)    “Significant Subsidiary” means, collectively, significant subsidiaries (as defined in Rule 1-02 of Regulation S-X) and each of Fermi Equipment Holdco LLC and Firebrand Holdco LLC.

(jj)    “Subsidiary” shall mean any Person in which the Company, directly or indirectly, (x) owns a majority of the outstanding capital stock or holds a majority of the equity or similar interest of such Person or (y) controls or operates all or substantially all of the business, operations or administration of such Person, and the foregoing are collectively referred to herein as “Subsidiaries.”

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(kk)    “Trading Day” means a day on which the Common Shares are quoted or traded on a Principal Market on which the Common Shares are then quoted or listed; provided, that in the event that the Common Shares are not listed or quoted, then Trading Day shall mean a Business Day.

(ll)    “Transaction Document” means this Note, the Other Notes, the ELOC, the Registration Rights Agreement and any and all other documents, agreements, instruments or other items executed or delivered in connection with this Note or any of the foregoing.

(mm)    "VWAP" means, for any Trading Day, the daily volume weighted average price of the Common Shares for such Trading Day on the Principal Market during regular trading hours as reported by Bloomberg.

(nn)    “Variable Rate Transaction” shall mean a transaction in which the Company (i) issues or sells any equity, warrants, or debt securities that are convertible into, exchangeable or exercisable for, or include the right to receive additional Common Shares either (A) at a conversion price, exercise price, exchange rate or other price that is based upon and/or varies with the trading prices of or quotations for the Common Shares at any time after the initial issuance of such security, or (B) with a conversion, exercise or exchange price that is subject to being reset at some future date after the initial issuance of such security or upon the occurrence of specified or contingent events directly or indirectly related to the business of the Company or the market for the Common Shares (including, without limitation, any “full ratchet” or “weighted average” anti-dilution provisions, but not including any standard anti-dilution protection for any reorganization, recapitalization, non-cash dividend, stock split or other similar transaction), (ii) enters into or effects any agreement, including but not limited to an “equity line of credit,” “ATM agreement” or other continuous offering or similar offering of Common Shares.

DM3\22496301.11

Defined Term	Section Reference
Additional Indebtedness	Section (4)(c)(v)
Advance Date	Preamble
Advance Request	Section (1)(a)
Amortization Cash Payment	Section (1)(d)
Amortization Share Notice	Section (1)(d)
Amortization Share Payment	Section (1)(d)
Annual Report	Section (3)(b)(iii)
Beneficial Ownership Cap	Section (1)(d)
Committed Principal Amount	Preamble
Company	Preamble
Confidential Information	Section (4)(b)(iv)
Confidentiality Agreements	Section (4)(a)(ix)
Current Report	Section (4)(b)(iii)
DTC	Section (4)(b)(viii)
Default Rate	Section (1)(c)
Existing Indebtedness	Section (4)(c)(v)
FCPA	Section (4)(a)(xiii)
Event(s) of Default	Section (2)(a)
Holder	Preamble
Intellectual Property Rights	Section (4)(a)(xiv)
Interest	Preamble
Interest Rate	Section (1)(c)
Issuance Date	Preamble
Maturity Date	Section (1)(b)
Monthly Amortization Payment(s)	Section (1)(d)
Note	Preamble
OFAC	Section (4)(a)(x)
Party	Preamble
Principal	Preamble
Resale Shelf	Section (4)(b)(iii)
Sanctions	Section (4)(a)(x)
Sanctioned Countries	Section (4)(a)(x)
Share Delivery Date	Section (4)(b)(viii)
Undrawn Commitment Fee	Section (1)(f)(ii)

[Signature Page Follows]

DM3\22496301.11

IN WITNESS WHEREOF, the Company has caused this Promissory Note to be duly executed by a duly authorized officer as of the date set forth above.

COMPANY:
FERMI INC.

By:
Name:
Title:

DM3\22496301.11

Exhibit I
Amortization Share Notice

(See Attached)

DM3\22496301.11

AMORTIZATION SHARE NOTICE

Date: [____________]

VIA E-MAIL: [________] and [_________]

This letter shall serve as an Amortization Share Notice by YA II PN, Ltd. (the “Holder”) in accordance with Section 1(d)(i) of the Promissory Note issued by Fermi Inc. (“Company”) on March __, 2026 (as amended, restated, supplemented, or otherwise modified from time to time, the “Note”). Unless otherwise specified, capitalized terms used in this letter shall have the meaning assigned to them in the Note.

Notice Date:
Portion of the Monthly Amortization Payment to be paid in Common Shares:	$[___________]
(A)100% of the lowest daily VWAP of the Common Shares reported in the three (3) Trading Days immediately preceding the date of this Notice:	$[___________]
(B)91% of the Closing Price on the Trading Day immediately preceding the date of this Notice:	$[___________]
Applicable Price (Greater of (A) and (B)):	$[___________]
Number of shares of Common Stock to be issued:	________________

Please issue the shares of Common Stock in the following name and deliver them to the following account:
Issue to:
Broker DTC Participant Code:
Account Number:

Authorized Signature:
Name:
Title:

DM3\22496301.11